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                                     EXHIBIT 6.10

                    CONSULTING AGREEMENT WITH MILAN FINANCIAL INC.





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                                 CONSULTING AGREEMENT

     This Agreement has been entered into this 30th day of November, 1998.

                                    BY AND BETWEEN

BY:                      GLOBAL TELEPHONE COMMUNICATION INC.
                         Suite 910-510 Burrard Street
                         Vancouver, BC V6C 3A8
                         Hereinafter called "Global"

AND:                     MILAN FINANCIAL INC.
                         1505-1200 Alberni Street
                         Vancouver, BC V6C 1A6
                         Hereinafter called "Milan"

Who declare under the penalty of perjury that they have full corporate and legal authority trusted in them to enter this Agreement.

Whereas, it is understood that Global has a need for consulting and Milan provides consulting services for public companies;

Therefore, in consideration of their mutual promises, assertions and covenants set forth herein, the parties mentioned above are desirous of establishing an Agreement for their common benefit and agree to abide by the following terms and conditions:


TERM:
------

The term of this Agreement shall be for one year commencing on December 1, 1998 with provisions for extensions on a monthly basis mutually acceptable to both parties.

Milan shall provide the following consulting services:

1. Liaison with principal market makers and coordinate instructions for trading activity.
2. Coordinate and prepare documentation for inclusion into Standard and Poors, a full corporate manual listing to qualify for secondary trading exemptions in several states.

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                                         -2-

3. Liaison with Carmine Bua and other outside counsel to coordinate and assist in the preparation of required regulatory filings (15c-211, Form 10 etc) within the appropriate timetable as mandated by the SEC and NASD.
4. Liaison with Corporate auditors to assist in the document production required for annual audits.
5. Design and implement corporate office filing system to conform to the prototype designed and utilized by Carmine Bua.
6. Liaison with principals in Hong Kong, China and Vancouver to advise on corporate matters and specific business transactions.
7. Assist in the preparation of news releases and coordinate the public dissemination of news.
8. Make introduction to contacts of Milan including but not limited to private investors, bankers, investment bankers, members of the securities industry and corporate officers. Fee agreements for successfully concluded business would be covered under separate agreements.

EXPENSES
----------

All expenses are to be paid by Global including but not limited to regulatory filing fees, legal and accounting fees, transfer agent fees, office supplies, rent and telephone, additional staff, travel and entertainment. All expenses will be properly documented and invoiced to Global for management review and approval.

COMPENSATION
-------------

1. Global will pay Milan a monthly consulting fee of Three Thousand Canadian Dollars ($3,000.00 USD) per month commencing on December 1, 1998 by either a wire transfer to Milan's CDN account (See Exhibit A) or by a check drawn off A Vancouver located bank. Payments are due on the 15th and 30th of every month for one (1) year with provisions for extending the contract.

2. Global will give Milan the option to purchase twenty thousand (5,000) free trading GTCI common shares at a price of twenty-five cents (.25) per share pursuant to a Reg D Rule 504 stock offering. Global directors will set options for Milan on the 1999 round of options with the amount to negotiated between both parties.

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                                         -3-

INDEMNIFICATION
----------------

Global agrees to indemnify Milan and holds harmless with regard to information supplied to Milan by Global for news releases, corporate filings all the information disseminated to the public.

The term of this Agreement is for one (1) year with provisions for extensions and beginning December 1, 1998 and shall be binding on the parties hereto their heirs, successors, administrators, executors and assigns.


A facsimile copy of the Agreement shall serve as the original and shall be legally binding on the parties.

In witness whereof, the parties have executed this Consulting Agreement, effective December 1, 1998


FOR AND ON BEHALF OF GLOBAL TELEPHONE COMMUNICATION INC.




/s/ [ILLEGIBLE]
--------------------------------
AUTHORIZED SIGNATORY


FOR AND ON BEHALF OF MILAN FINANCIAL INC..


/s/ Shadi Khazei
-------------------------------
Shadi Khazei
PRESIDENT